EXHIBIT 99.1

                    NOTICE OF FUNDING WAIVER APPLICATION TO
             PARTICIPANTS, BENEFICIARIES, AND ALTERNATE PAYEES OF:
          THE MERGED RETIREMENT PLAN OF BELDING HEMINWAY COMPANY, INC.


This notice is to inform you that an application for a waiver of the minimum funding standard under ss.412(d) of the Internal Revenue Code (Code) and section 303 of the Employee Retirement Income Security Act of 1974 (ERISA) is being prepared and will be submitted by Levcor International, Inc. to the Internal Revenue Service (Service) for the Merged Retirement Plan of Belding Heminway Company, Inc. for the plan year beginning January 1, 2006. Under ss.412(f)(4)(B) of the Code and section 303(e)(2) of ERISA, the Service will consider any relevant information submitted concerning this application for a waiver of the minimum funding standard. You may send this information to the following address:

         Director, Employee Plans
         Internal Revenue Service
         Attn: SE:T:EP:RA:T:A
         1111 Constitution Avenue, N.W.
         Washington, D.C. 20224

Any such information should be submitted as soon as possible after you have received this notice. Due to the disclosure restrictions of ss.6103 of the Code, the Service can not provide any information with respect to the waiver request itself.

In accordance with section 104 of ERISA and ss.2520.104b-10 of the Department of Labor Regulations (29 C.F.R. Part 2520), annual financial reports for this plan, which include employer contributions made to the plan and the accumulated funding deficiency for the plan for any plan year, are available for inspection at the Department of Labor in Washington, D.C. Copies of such reports may be obtained upon request and upon payment of copying costs from the following address:

         Public Disclosure Room
         Room N-5507
         Employee Benefits Security Administration
         U.S. Department of Labor
         200 Constitution Avenue, N.W.
         Washington, D.C. 20210

As required by section 104(b)(2) of ERISA, copies of the latest annual plan report are available for inspection at the principal office of the plan administrator, who is located at 1 Palmer Terrace, Carlstadt, NJ 07072. Copies of the annual report may be obtained upon request and upon payment of a copying charge of $10.00 by writing to the plan administrator at the above address.

The following information is provided pursuant to ss.412(f)(4)(A) of the Code and section 303(e)(1) of ERISA:

         Present Value of Vested Benefits (December 31, 2006)        $22,192,930
         Present Value of Benefits, calculated as though the
             plan terminated (December 31, 2006)                     $22,195,709
         Fair Market Value of Plan Assets (November 30, 2006)        $18,366,075

The above present values were calculated using an interest rate of 5.80% for the first 20 years and 4.75% for years beyond the first 20.


                                      ------------------------------------------
                                      Edward F. Cooke
                                      Vice President and Chief Financial Officer